Filed Pursuant to Rule 433

Registration Statement (File No. 333-289337)

Issuer Free Writing Prospectus dated August 14, 2025

Relating to Preliminary Prospectus dated August 6, 2025

VELO3D, INC.

Velo3D, Inc. (the “Company”) has filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, as amended (File No. 333-289337), and a preliminary prospectus forming a part thereof (the “Preliminary Prospectus”) for the offering to which this free writing prospectus relates. Before you invest, you should read the Preliminary Prospectus and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the Preliminary Prospectus may be obtained from Lake Street Capital Markets, LLC, by writing to Attn: Syndicate Department, 121 South 8th Street, Suite 1000, Minneapolis, MN 55402, by calling (612) 326-1305, or by emailing syndicate@lakestreetcm.com. The most recent Preliminary Prospectus filed with the SEC may be obtained by clicking on the active hyperlink below:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0001825079/000164117225022475/forms-1.htm

The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective. The following information supplements and updates the information contained in the Preliminary Prospectus:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2025

Velo3D, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39757	98-1556965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2710 Lakeview Court,
Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(408) 610-3915

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment of January Senior Secured Convertible Secured Note

As previously reported, on January 7, 2025, Velo3D, Inc. (the “Company”) issued a Senior Secured Convertible Promissory Note in the principal amount of $5,000,000 (the “January Note”) to Thieneman Properties, LLC (the “Holder”), an Indiana limited liability company controlled by Kenneth Thieneman, a member of the board of directors of the Company. Prior to the amendments described below, the January Note: (i) accrued interest at a rate of 60.0% per annum; (ii) was payable in full on April 7, 2025 in the amount of $5,750,000 and if not paid on or prior to such date, would continue to accrue interest at the same rate until paid; and (iii) was convertible upon the Company’s successful listing of its shares of common stock, par value $0.00001 per share, on a national securities exchange (as defined in Rule 153(c) under the Securities Act of 1933, as amended (the “Securities Act”)) or upon and during the continuation of an Event of Default (as defined in the January Note), into shares of common stock at a fixed conversion price of $23.40 per share (as adjusted for the reverse stock split effected by the Company on July 28, 2025). On April 7, 2025, the Company made a payment of $750,000 to the Holder, covering the first three months of interest on the January Note.

On August 14, 2025, the Company and the Holder entered into an Amendment to Senior Secured Convertible Promissory Note (the “January Note Amendment”), which amended certain provisions of the January Note to, among other things: (i) extend the maturity date under the January Note to February 14, 2027; (ii) reduce the interest rate under the January Note to 12% per annum; and (ii) reduce the conversion price of the January Note to $16.38 per share.

Amendment of February Senior Secured Convertible Secured Note

As previously reported, on February 10, 2025, the Company issued an additional Senior Secured Convertible Promissory Note in the aggregate principal amount of $10,000,000 (the “February Note”) to the Holder, which was funded in two tranches of $5,000,000 on February 10, 2025 and March 20, 2025, respectively. Prior to the amendments described below, each tranche of the February Note: (i) accrued interest at a rate of 30% per annum; (ii) were payable in full six months from the date each tranche was funded and if not paid on or prior to such date, would continue to accrue interest at the same rate until paid; and (iii) was convertible upon the Company’s successful listing of its shares of common stock on a national securities exchange (as defined in Rule 153(c) under the Securities Act) or upon and during the continuation of an Event of Default (as defined in the February Note), into shares of common stock at a fixed conversion price of $15.00 per share (as adjusted for the reverse stock split effected by the Company on July 28, 2025).

On August 14, 2025, the Company and the Holder entered into an Amendment to Senior Secured Convertible Promissory Note (the “February Note Amendment”) which, amended certain provisions of the February Note, to, among other things: (i) extend the maturity dates for each tranche to February 14, 2027; (ii) reduce the interest rate under the February Note to 12% per annum; and (ii) reduce the fixed conversion price to $10.50 per share.

The foregoing descriptions of the January Note Amendment and the February Note Amendment do not purport to be complete and are qualified in their entirety by the full text of the January Note Amendment and the February Note Amendment, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	January Note Amendment, dated as of August 14, 2025

10.2	February Note Amendment, dated as of August 14, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Velo3D, Inc.

Date: August 18, 2025	By:	/s/ Hull Xu
Hull Xu
Chief Financial Officer

Exhibit 10.1

AMENDMENT TO SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

This Amendment to Senior Secured Convertible Promissory Note (this “Amendment”) is entered into as of August 14, 2025 by and between Velo3D, Inc., a Delaware corporation (the “Company”), and Thieneman Properties, LLC, an Indiana limited liability company (the “Holder”).

RECITALS:

WHEREAS, the Company issued to the Holder that certain Senior Secured Convertible Promissory Note dated January 7, 2025, in the original principal amount of Five Million Dollars and No Cents ($5,000,000.00) (the “Note”); and

WHEREAS, the Company and the Holder desire to amend certain terms of the Note as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party to this Amendment agrees, as follows:

1. Principal Repayment. Section 1(a) of the Note is hereby amended and restated in its entirety as follows:

“a. The outstanding principal amount of this Senior Secured Convertible Promissory Note (this “Note”), and all accrued and unpaid interest thereon, shall be due and payable on February 14, 2027 (the “Maturity Date”).

2. Interest. Section 2 of the Note is hereby amended and restated in its entirety as follows:

“2. Interest. The Company further promises to pay interest on the outstanding principal amount hereof from the date hereof, until payment in full, which interest shall be payable at a rate equal to 12.0% per annum, which interest shall be payable on the earlier of prepayment and the Maturity Date. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. If at any time the interest rate payable on this Note shall exceed the maximum rate of interest permitted under applicable law, such interest rate shall be reduced automatically to the maximum rate permitted.”

3. Strike Price. Section 6(a) of the Note is hereby amended and restated by replacing the “Strike Price” with the following:

“Strike Price” means $16.38 per share.”

4. Miscellaneous

a. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Note.

b. Entire Agreement. The Note and this Amendment constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, and understandings with respect to the subject matter hereof and thereof.

c. Effect of Amendment. Except as expressly amended hereby, the Note shall remain in full force and effect in accordance with its terms. Any references to the Note in any other document shall hereafter refer to the Note as amended hereby.

d. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Amendment may be evidenced by facsimile transmission or by e-mail delivery of a “.pdf” format data file.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:

VELO3D, INC.

By:	/s/ Arun Jeldi
Name:	Arun Jeldi
Title:	Chief Executive Officer

HOLDER:

THIENEMAN PROPERTIES, LLC

By:	/s/ Kenneth D. Thieneman
Name:	Kenneth D. Thieneman
Title:	Managing Member

Exhibit 10.2

AMENDMENT TO SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

This Amendment to Senior Secured Convertible Promissory Note (this “Amendment”) is entered into as of August 14, 2025 by and between Velo3D, Inc., a Delaware corporation (the “Company”), and Thieneman Construction, Inc., LLC, an Indiana corporation (the “Holder”).

RECITALS:

WHEREAS, the Company issued to the Holder that certain Senior Secured Convertible Promissory Note dated February 10, 2025, in the original principal amount of Ten Million Dollars and No Cents ($10,000,000.00) (the “Note”); and

WHEREAS, the Company and the Holder desire to amend certain terms of the Note as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party to this Amendment agrees, as follows:

1. Principal Repayment. Section 2(a) of the Note is hereby amended and restated in its entirety as follows:

“The outstanding principal amount of Loan 1, and all accrued and unpaid interest thereon, shall be due and payable on February 14, 2027 (the “Loan 1 Maturity Date”). The outstanding principal amount of Loan 2, and all accrued and unpaid interest thereon, shall be due and payable on February 14, 2027 (the “Loan 2 Maturity Date”).”

2. Interest. Section 3 of the Note is hereby amended and restated in its entirety as follows:

“3. Interest. “The Company further promises to pay interest on the outstanding principal amount of each of the Loans from the date such Loan was advanced, until payment in full, which interest shall be payable at a rate equal to 12.0% per annum, which interest shall be payable on the earlier of prepayment and (x) in the case of Loan 1, the Loan 1 Maturity Date and (y) in the case of Loan 2, the Loan 2 Maturity Date. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. If at any time the interest rate payable on the Loans shall exceed the maximum rate of interest permitted under applicable law, such interest rate shall be reduced automatically to the maximum rate permitted.”

3. Conversion Price. The definition of “Conversion Price” in Section 7(a) of the Note is hereby amended and restated in its entirety as follows:

“Conversion Price” means $10.50 per share.”

4. Miscellaneous

a. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Note.

b. Entire Agreement. The Note and this Amendment constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, and understandings with respect to the subject matter hereof.

c. Effect of Amendment. Except as expressly amended hereby, the Note shall remain in full force and effect in accordance with its terms. Any references to the Note in any other document shall hereafter refer to the Note as amended hereby.

d. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Amendment may be evidenced by facsimile transmission or by e-mail delivery of a “.pdf” format data file.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:

VELO3D, INC.

By:	/s/ Arun Jeldi
Name:	Arun Jeldi
Title:	Chief Executive Officer

HOLDER:

THIENEMAN CONSTRUCTION, INC.

By:	/s/ Kenneth D. Thieneman
Name:	Kenneth D. Thieneman
Title:	Chief Executive Officer

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